Exhibit 99.1

TrueCar Receives Growth Capital from Business Development Company

Keating Capital Participates in TrueCar’s Recent Common Stock Offering

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--October 11, 2011--Keating Capital, Inc. (www.KeatingCapital.com), a pre-IPO investment fund, announced that on September 26, 2011, it made a $3 million common stock investment in TrueCar, Inc. (www.TrueCar.com) (“TrueCar”). Through this most recent closing, TrueCar has raised over $50 million in the common stock financing round.

Founded in 2005 and based in Santa Monica, California, TrueCar is an online research and pricing tool for consumers interested in buying a new or used vehicle whereby a consumer can research any make and model and see a histogram of actual transaction prices for that vehicle in a specific geographic area. Through TrueCar’s platform, consumers also have access to average prices paid, recent sales data, monthly price trends and vehicle pricing details, which show dealer cost, and factory invoice, as well as customer and dealer incentives being offered.

TrueCar is Keating Capital’s ninth new portfolio company investment in 2011. With this investment, Keating Capital has now invested a total of $31.4 million in 13 portfolio companies, including $27.8 million invested year-to-date.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

To be added to Keating Capital’s distribution list, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com